Exhibit 10.8

Summary of Directors Ongoing Compensation

Effective as September 10, 2020, our non-executive officer directors receive cash compensation as follows:

●	Annual compensation of $35,000;

●	The Chairman of our Audit Committee shall receive an additional annual fee of $10,000 and in the event of an annual equity grant issued to directors, or an Annual Director Grant, an additional 10% of equity securities in addition to such grant, and each other member of the Audit Committee shall receive an additional annual fee of $3,000 and, in the event of an Annual Director Grant, an additional 3% of equity securities in addition to such grant;

●	The Chairman of our Compensation Committee shall receive an additional annual fee of $4,000 and, in the event of an Annual Director Grant, an additional 4% of equity securities in addition to such grant, and each other member of the Compensation Committee shall receive an additional annual fee of $2,000 and, in the event of an Annual Director Grant, an additional 2% of equity securities in addition to such grant; and

●	The Chairman of our Nominating Committee shall receive an additional annual fee of $4,000 and, in the event of an Annual Director Grant, an additional 4% of equity securities in addition to such grant, and each other member of the Nominating Committee shall receive an additional annual fee of $2,000 and, in the event of an Annual Director Grant, an additional 2% of equity securities in addition to such grant.

In exceptional circumstances, our non-executive directors may receive bonuses of up to $75,000 per year for extraordinary performance, as well as discretionary bonuses in special circumstances as the Board of Directors or the Compensation Committee may decide.